Exhibit 99.2

Investor Supplement
Third Quarter Update - 2011

Forward-Looking Statements
 Certain statements made by Meadowbrook Insurance Group, Inc. in this presentation may constitute forward-looking statements including, but not limited to, those statements that include the words "believes," "expects," "anticipates," "estimates," or similar expressions.
 Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange
 Commission filings for more information on risk factors. Actual results could differ materially.
 These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates;
 catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions.
 Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to)
 update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
 Notes on Non-GAAP Financial Measures
 (1)  Net operating income is a non-GAAP measure defined as net income excluding after-tax realized gains and losses.
 (2)  Accident year combined ratio is a non-GAAP measure that the impact of any adverse or favorable development on prior year loss reserves.
 These non-GAAP metrics are common measurements for property and casualty insurance companies. We believe this presentation enhances the understanding of our results by highlighting the underlying profitability of our insurance business. Additionally, these measures are key internal management performance standards.

Presentation Outline
  Detail Financial Review
  Return on Average Equity Analysis
  Investment Portfolio Review

I. Detailed Financial Review

Nine Months Ended 2011 vs. 2010 Comparison
Underwriting and Investing
 Activities
  Top line earned premium growth
 driven by USSU conversion, rate
 increases and new business
 initiatives from recent years.
  Excluding prior year development,
 profit from underwriting activities has
 increased meaningfully year over
 year.
Net Commissions & Fees
  Decline in fee and commission
 revenue is driven by conversion of
 USSU to our paper.
  The increase in GS&A relates
 primarily to investments in sales
 initiatives to stimulate revenue growth
 in net commissions and fees.
Other Expenses
  General Corporate expenses are
 down as a result of a reduction in the
 variable compensation accrual.
  Interest expense is down due to a
 decrease in the average outstanding
 debt (term loan).
Taxes
  The effective federal tax rate on
 operating income was 24.6%
 compared to 29.1% in the prior year.
 The lower tax rate reflects tax exempt
 interest accounting for a larger portion
 of pre-tax income in 2011.

Nine Months Ended 2011 vs. 2010 Combined Ratio Analysis
Loss and LAE Ratio
  The 2011 Loss and LAE ratio includes 0.1 points of
 favorable development compared to 4.9 points of
 favorable development in 2010.
  The 2011 Loss and LAE ratio includes 2.2 points of
 unusual Q2 2001 storm losses.

Expense Ratio
  The 2011 expense ratio decreased 0.8 points in
 comparison to the same 2010 period. The
 decrease reflects a reduction in the variable
 compensation accrual, the leveraging of fixed costs
 over a larger premium base and a slight reduction
 in commission rates due to mix of business.

Impact of USSU Conversion on 2011 Results
As reflected in the third quarter results, the conversion of the USSU business from a fee-
based program to an insured program is accretive to earnings.
 *The decrease in pre-tax profit for the YTD period was driven by accounting rules that require premium revenue to be earned ratably over the life of the policy term, whereas fee-based revenue is recognized during the period the services are provided. At the same time, internal expenses supporting the program were expensed as incurred for both 2011 and 2010.

II. Return on Average Equity Analysis

ROAE Components
2011 Projected Including and Excluding Storm Losses

ROAE & Combined Ratio Illustration
We strive to deliver predictable earnings across the market cycle with a return on average equity target of 10% - 17%.
 2010 - ROAE of 11.4%, Combined Ratio of 95.0% and Investment Yield of 4.2%
 2011 - Projected ROAE of 8.6%, Combined Ratio of 98.5% and Investment Yield of 3.9%
2010A

III. Investment Portfolio Review

Investment Portfolio Review
We maintain a high-quality, low-risk investment portfolio.
NOTE: Data above as of September 30, 2011
  Low equity risk exposure
  98% fixed income and
 cash
  2% equity
  High credit quality
  99% of bonds are
 investment grade
  Average S&P rating of
 AA/Moody’s of Aa3
  Interest Rate Risk Protection
  Hold to maturity
  High credit quality =
 low historical
 impairments
  Access to additional
 capital if needed

Government and Agency - September 30, 2011 Profile
Summary Profile
  $25.2M market value; approximately 2% of the
 managed portfolio
  Rated Aaa by Moody’s and AA+ by S&P
  September 30, 2011 unrealized gain was $1.9M
  Average investment yield: 3.2%
Government & Agency vs. Entire
Portfolio
Government vs. Agency

Corporate Fixed Income - September 30, 2011 Profile
Summary Profile
  $486.5M market value; 35% of the investment
 portfolio
  September 30, 2011 unrealized gain was
 $36.0M.
  Average investment yield: 4.3%
Quality Indicators
Corporate vs. Entire Portfolio
Corporate Profile

Municipal Bonds - September 30, 2011 Profile
Summary Profile
  $593.2M market value; 43% of the
 investment portfolio
  September 30, 2011 net unrealized gain
 was $42.5M
  Tax exempt unrealized gain $37.7M
  Taxable unrealized gain $ 4.8M
  Average tax equivalent yield: 5.5%
Quality Indicators & Geographic
Distribution
Municipals vs. Entire Portfolio

Structured Securities - June 30, 2011 Profile
Summary Profile
Quality Indicators
Structured vs. Entire Portfolio
Structured Profile

Equities - September 30, 2011 Profile
Summary Profile
  $27.0million market value; 2% of the managed
 portfolio
  September 30, 2011 unrealized gain was $1.8M
  Preferred stock unrealized gain $1.7M
  Bond mutual fund unrealized gain
  $0.1M
  Average tax equivalent yield: 8.8%
Equities vs. Entire Portfolio
Equity Mix